FOR IMMEDIATE RELEASE

Wingstop Inc. Reports Fiscal Fourth Quarter and Fiscal Year 2015 Financial Results
Announces Annual Guidance for Fiscal Year 2016

Dallas, March 3, 2016 - (GLOBE NEWSWIRE) - Wingstop Inc. (NASDAQ: WING) today announced fiscal fourth quarter and fiscal year 2015 financial results for the period ended December 26, 2015 and annual guidance for fiscal year 2016.

Highlights for the Fiscal Fourth Quarter 2015 compared to the Fiscal Fourth Quarter 2014

▪	Total revenue increased 14.0% to $20.6 million

▪	System-wide restaurant count increased 18.7% to 845 worldwide locations

▪	Domestic same store sales increased 5.9%

▪	Net income increased to $3.8 million, or $0.13 per diluted share, compared to $1.5 million, or $0.06 per diluted share

▪	Adjusted EBITDA*, a non-GAAP measure, increased 35.8% to $7.9 million

▪	Adjusted net income*, a non-GAAP measure, increased 65.3% to $3.8 million

▪	Adjusted earnings per pro-forma diluted share*, a non-GAAP measure, was $0.13, an increase of 62.5% from the prior year period

Highlights for the Fiscal Year 2015 compared to the Fiscal Year 2014:

▪	Total revenue increased 15.6% to $78.0 million

▪	133 net openings in fiscal year 2015, an increase of 35.7% compared to 2014 net openings

▪	Domestic same store sales increased 7.9%

▪	Net income increased 12.5% to $10.1 million, or $0.36 per diluted share, compared to $9.0 million, or $0.34 per diluted share

▪	Adjusted EBITDA*, a non-GAAP measure, increased 18.5% to $28.9 million

▪	Adjusted net income*, a non-GAAP measure, increased 29.4% to $13.6 million

▪	Adjusted earnings per pro-forma diluted share*, a non-GAAP measure, was $0.47, an increase of 27.0% from the prior year

* Adjusted EBITDA, adjusted net income and adjusted earnings per pro-forma diluted share are non-GAAP measures. Reconciliations of adjusted EBITDA, adjusted net income and adjusted pro-forma diluted EPS to the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

President and Chief Executive Officer Charlie Morrison stated, “We delivered strong performance in 2015 by successfully executing on our growth strategy and exceeding our annual guidance across all key metrics. We grew our system-wide restaurant count by 19% with 133 net new store openings and posted our 12th consecutive year of positive same store sales with a 7.9% increase in domestic same store sales. This yielded a 15.6% increase in our top-line, which we then leveraged into even higher growth of 18.5% in adjusted EBITDA and 29.4% in adjusted net income. Let me thank our entire team, franchisees, and loyal fan base for their contributions to these achievements.”

Morrison concluded, “We firmly believe that Wingstop is a unique brand in a category of one, and we continue to make progress towards our full potential of an estimated 2,500 domestic restaurants. For 2016, we have outlined in our guidance another strong performance for system-wide store openings, domestic same store sales, and adjusted EBITDA, among other items. Our outlook reflects the attractive characteristics of a growth-oriented concept with appealing franchisor cash flow attributes.”

Key Operating Metrics for the Fiscal Fourth Quarter 2015 Compared to the Fiscal Fourth Quarter 2014

	Thirteen Weeks Ended
	December 26, 2015	December 27, 2014
Number of system-wide restaurants open at end of period	845	712
Number of domestic franchise restaurants open at end of period	767	652
Number of international franchise restaurants open at end of period	59	41
System-wide sales (in thousands)	$217,582	$181,990
System-wide domestic same store sales growth	5.9%	12.5%
Adjusted EBITDA (in thousands)	$7,895	$5,814

Fiscal Fourth Quarter 2015 Financial Results

Total revenue for the fiscal fourth quarter 2015 increased 14.0% to $20.6 million from $18.1 million in the fiscal fourth quarter last year.

▪
Royalty revenue and franchise fees increased 16.7% to $12.5 million from $10.7 million in the fiscal fourth quarter last year. This was primarily due to a 19.2% increase in the number of franchised restaurants and domestic same store sales growth of 5.9%.

▪
Company-owned restaurant sales increased $0.7 million to $8.0 million from $7.3 million in the fiscal fourth quarter last year. The increase was the result of company-owned domestic same store sales growth of 9.9%.

Cost of sales increased 6.2% to $5.6 million from $5.3 million in the prior fiscal year’s fourth quarter. As a percentage of company-owned restaurant sales, cost of sales decreased 240 basis points to 70.2% from 72.6%. The decrease was primarily driven by a 7% decrease in the commodity cost of bone-in chicken wings, coupled with sales leverage and operational efficiencies in both food and labor costs.

Selling, general & administrative expenses (SG&A) decreased to $7.7 million from $8.9 million in the prior fiscal year’s fourth quarter. The decrease in SG&A was primarily due to $1.2 million of expenses incurred in the prior fiscal year’s fourth quarter associated with our preparation to be a public company.

Net income increased 152.8% to $3.8 million, or $0.13 per diluted share, compared to net income of $1.5 million, or $0.06 per diluted share in the prior fiscal year’s fourth quarter.

Adjusted net income increased 65.3% to $3.8 million, or $0.13 per pro-forma diluted share, compared to $2.3 million, or $0.08 per pro-forma diluted share, in the prior fiscal year’s fourth quarter. A reconciliation between net income and adjusted net income as well as diluted shares to pro-forma diluted shares is included in the accompanying financial data.

Key Operating Metrics for the Fiscal Year 2015 Compared to the Fiscal Year 2014

	Year Ended
	December 26, 2015	December 27, 2014
Number of system-wide restaurants open at end of period	845	712
Number of domestic franchise restaurants open at end of period	767	652
Number of international franchise restaurants open at end of period	59	41
System-wide sales (in thousands)	$821,248	$678,771
System-wide domestic same store sales growth	7.9%	12.5%
Adjusted EBITDA (in thousands)	$28,879	$24,378

Fiscal Year 2015 Financial Results

Total revenue for fiscal year 2015 increased 15.6% to $78.0 million from $67.4 million in the last fiscal year.

•
Royalty revenue and franchise fees increased 22.8% to $46.7 million from $38.0 million in the prior fiscal year. This was primarily due to a 19.2% increase in the number of franchised restaurants and domestic same store sales growth of 7.9%.

•
Company-owned restaurant sales increased $1.9 million to $31.3 million from $29.4 million in the prior fiscal year. The increase was the result of company-owned domestic same store sales growth of 9.4%, which was partially offset by the refranchising of five company-owned restaurants during the first quarter of 2014.

Cost of sales increased 8.5% to $22.2 million from $20.5 million in the prior fiscal year. As a percentage of company-owned restaurant sales, cost of sales increased 140 basis points to 71.0% from 69.6%. The increase was primarily driven by a 17.1% increase in the commodity cost of bone-in chicken wings, which was partially offset by sales leverage and operational efficiencies in both food and labor costs.

SG&A increased to $33.4 million from $26.0 million in the prior fiscal year. The increase in SG&A was primarily due to a one-time fee of $3.3 million for the termination of a management agreement coupled with headcount additions and other recurring costs to support our growth.

Net income increased 12.5% to $10.1 million, or $0.36 per diluted share, compared to net income of $9.0 million, or $0.34 per diluted share in the prior fiscal year.

Adjusted net income increased 29.4% to $13.6 million, or $0.47 per pro-forma diluted share, compared to $10.5 million, or $0.37 per pro-forma diluted share, in the prior fiscal year. A reconciliation between net income and adjusted net income as well as diluted shares to pro-forma diluted shares is included in the accompanying financial data.

Restaurant Development

As of December 26, 2015, there were 845 Wingstop restaurants system-wide. This included 786 restaurants in the United States, of which 767 were franchised restaurants and 19 were company-owned. Our international footprint consisted of 59 franchised restaurants across six countries. During the fourth quarter, there were 40 system-wide Wingstop openings, including 31 domestic franchised and 9 international franchised locations.

Fiscal Year 2016 Financial Outlook

For the fiscal year ending December 31, 2016, we are providing the following financial outlook that is consistent with our long term targets:

▪	Total revenue between $88 million and $89 million, an increase of 13% to 14% from 2015

▪
125 to 135 net system-wide restaurant openings, representing approximately 15% unit growth. This includes one additional corporate restaurant that is expected to open in the second or third fiscal quarter of 2016

▪	Domestic same store sales growth in the low single digits

▪
SG&A expenses between $33 million and $34 million inclusive of approximately $1.3 million of stock based compensation expense, $0.9 million of expenses associated with our franchisee convention, $0.8 million of expenses associated with the 53rd week and $0.8 million of incremental on-going public company costs

▪	Adjusted EBITDA of approximately $33 million, an increase of 14% from 2015

▪	Adjusted earnings per pro-forma diluted share of approximately $0.55

▪	Diluted share count of approximately 29 million shares

▪	Included in the above amounts is the expected impact of the 53rd week of fiscal year 2016, which is approximately $1.4 million of revenue and $0.3 million of adjusted EBITDA

The following definitions apply to these terms as used in this release:

Same store sales reflects the change in year-over-year sales for the comparable restaurant base. We define the comparable restaurant base to include those restaurants open for at least 52 full weeks. This measure highlights the performance of existing restaurants, while excluding the impact of new restaurant openings and closures.

System-wide sales represents net sales for all of our company-owned and franchised restaurants, as reported by franchisees.

Adjusted EBITDA is defined as net income before interest expense, net, income tax expense, and depreciation and amortization (EBITDA) further adjusted for management fees and expense reimbursement, transaction costs, gains and losses on the disposal of assets, and stock-based compensation expense. We caution investors that amounts presented in accordance with our definitions of EBITDA and Adjusted EBITDA may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate EBITDA and Adjusted EBITDA in the same manner.

Adjusted net income is defined as net income plus management fees, transactions costs and non-cash gains and losses resulting from the disposal of assets, minus related adjustments to income tax expense.

Pro-forma diluted share count gives historical effect to the additional 2,150,000 shares of our common stock issued in the IPO as if all shares had been outstanding as of December 28, 2013.

Adjusted earnings per pro-forma diluted share is defined as adjusted net income divided by pro-forma diluted share count.

Conference Call & Webcast

Charlie Morrison, President and Chief Executive Officer, and Mike Mravle, Chief Financial Officer, will host a conference call today to discuss fiscal fourth quarter and fiscal year 2015 financial results at 5:00 PM Eastern Time. The conference call can be accessed live over the phone by dialing (877) 407-0789 or for international callers by dialing (201) 689-8562. A replay will be available two hours after the call and can be accessed by dialing (877) 870-5176 or for international callers by dialing (858) 384-5517; the passcode is 13630183. The replay will be available through Thursday, March 10, 2016.

The conference call will also be webcast live and later archived on the investor relations section of Wingstop’s corporate website at ir.wingstop.com under the ‘News & Events’ section.

About Wingstop

Founded in 1994 and headquartered in Dallas, Texas, Wingstop Inc. (NASDAQ: WING) operates and franchises 845 restaurants across the United States, Mexico, Russia, Singapore, the Philippines, Indonesia, and the United Arab Emirates as of the end of the fiscal fourth quarter 2015. The Wing Experts’ menu features classic and boneless wings with 11 bold, distinctive flavors including Original Hot, Cajun, Atomic, Mild, Teriyaki, Lemon Pepper, Hawaiian, Garlic Parmesan, Hickory Smoked BBQ, Louisiana Rub and Mango Habanero. Wingstop’s wings are always cooked to order, sauced and tossed and served with a variety of house-made sides including Wingstop’s hand-cut, seasoned fries. For more information visit www.wingstop.com or www.wingstopfranchise.com. Become a fan of Wingstop by visiting facebook.com/Wingstop or twitter.com/wingstop.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures including those indicated above. By providing non-GAAP financial measures, together with a reconciliation to the most comparable GAAP measure, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. These measures are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. The non-GAAP measures used in this press release may be different from the measures used by other companies. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. In addition, the Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Wingstop Inc. or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this news release include our fiscal year 2016 outlook for new restaurant openings, domestic same store sales growth, total revenue, SG&A expenses, adjusted EBITDA, adjusted net income, adjusted earnings per pro-forma diluted share and our diluted share count, as well as our anticipated potential domestic restaurant expansion opportunity and positioning to deliver sustainable and profitable growth.

Any such forward looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. Although we believe any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in any forward-looking statements. Please refer to the risk factors discussed in our Form 10-K for the year ended December 26, 2015, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this news release.

Any forward-looking statement made by Wingstop Inc. in this press release speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Media Contact
Kristina Jorge
646-277-1234
wingstop@icrinc.com

Investor Contact
Raphael Gross
203-682-8253
raphael.gross@icrinc.com

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(amounts in thousands, except share and per share amounts)

	December 26, 2015	December 27, 2014
Assets
Current assets
Cash and cash equivalents	$10,690	$9,723
Accounts receivable, net	3,404	2,380
Prepaid expenses and other current assets	1,752	1,439
Advertising fund assets, restricted	3,774	3,170
Total current assets	19,620	16,712
Property and equipment, net	4,593	3,622
Goodwill	45,128	45,128
Trademarks	32,700	32,700
Customer relationships, net	18,296	19,668
Other non-current assets	805	997
Total assets	$121,142	$118,827
Liabilities and stockholders' deficit
Current liabilities
Accounts payable	$1,360	$1,502
Other current liabilities	7,436	6,895
Current portion of debt	—	4,869
Advertising fund liabilities, restricted	3,774	3,170
Total current liabilities	12,570	16,436
Long-term debt, net of current	95,500	88,852
Deferred revenues, net of current	7,623	7,159
Deferred income tax liabilities, net	13,018	13,842
Other non-current liabilities	2,104	1,532
Total liabilities	130,815	127,821
Commitments and contingencies
Stockholders' deficit
Common stock, $0.01 par value; 100,000,000 shares authorized; 28,581,182 and 26,101,755 shares issued and outstanding as of December 26, 2015 and December 27, 2014, respectively	286	261
Additional paid-in-capital	36,870	2,313
Accumulated deficit	(46,829)	(11,568)
Total stockholders' deficit	(9,673)	(8,994)
Total liabilities and stockholders' deficit	$121,142	$118,827

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)
(amounts in thousands, except per share data)

	Thirteen Weeks Ended
	December 26, 2015	December 27, 2014

Revenue:
Royalty revenue and franchise fees	$12,544	$10,745
Company-owned restaurant sales	8,033	7,312
Total revenue	20,577	18,057
Costs and expenses:
Cost of sales (1)	5,639	5,312
Selling, general and administrative	7,692	8,850
Depreciation and amortization	738	672
Total costs and expenses	14,069	14,834
Operating income	6,508	3,223
Interest expense, net	713	813
Other (income) expense, net	14	23
Income before income tax expense	5,781	2,387
Income tax expense	1,986	886
Net income	$3,795	$1,501

Earnings per share
Basic	$0.13	$0.06
Diluted	$0.13	$0.06

Weighted average shares outstanding
Basic	28,581	26,018
Diluted	28,951	26,431

(1) exclusive of depreciation and amortization, shown separately

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)
(amounts in thousands, except per share data)

	Year Ended
	December 26, 2015	December 27, 2014

Revenue:
Royalty revenue and franchise fees	$46,688	$38,032
Company-owned restaurant sales	31,281	29,417
Total revenue	77,969	67,449
Costs and expenses:
Cost of sales (1)	22,219	20,473
Selling, general and administrative	33,350	26,006
Depreciation and amortization	2,682	2,904
Total costs and expenses	58,251	49,383
Operating income	19,718	18,066
Interest expense, net	3,477	3,684
Other (income) expense, net	396	84
Income before income tax expense	15,845	14,298
Income tax expense	5,739	5,312
Net income	$10,106	$8,986

Earnings per share
Basic	$0.37	$0.35
Diluted	$0.36	$0.34

Weighted average shares outstanding
Basic	27,497	25,846
Diluted	27,816	26,204

(1) exclusive of depreciation and amortization, shown separately

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information

	Thirteen Weeks Ended		Year Ended
	December 26, 2015	December 27, 2014	December 26, 2015	December 27, 2014
Domestic Franchised Activity:
Beginning of period	737	628	652	569
Openings	31	24	118	82
Closures	(1)	—	(3)	(4)
Refranchised (*)	—	—	—	5
Restaurants end of period	767	652	767	652

Domestic Company-Owned Activity:
Beginning of period	19	19	19	24
Openings	—	—	—	—
Closures	—	—	—	—
Refranchised (*)	—	—	—	(5)
Restaurants end of period	19	19	19	19

Total Domestic Restaurants	786	671	786	671

International Franchised Activity:
Beginning of period	51	31	41	21
Openings	9	9	24	20
Closures	(1)	1	(6)	—
Refranchised (*)	—	—	—	—
Restaurants end of period	59	41	59	41

Total System-wide Restaurants	845	712	845	712

(*) Restaurants sold by us to a franchisee

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
(Unaudited)
(in thousands)

	Thirteen Weeks Ended		Year Ended
	December 26, 2015	December 27, 2014	December 26, 2015	December 27, 2014
Net income	$3,795	$1,501	$10,106	$8,986
Interest expense, net	713	813	3,477	3,684
Income tax expense	1,986	886	5,739	5,312
Depreciation and amortization	738	672	2,682	2,904
EBITDA	$7,232	$3,872	$22,004	$20,886
Additional adjustments:
Management fees (a)	—	111	237	449
Management agreement termination fee (b)	—	—	3,297	—
Transaction costs (c)	—	1,193	2,186	2,169
Gains and losses on disposal of assets (d)	—	—	—	(86)
Stock-based compensation expense (e)	663	638	1,155	960
Adjusted EBITDA	$7,895	$5,814	$28,879	$24,378

(a)	Includes management fees and other out-of-pocket expenses paid to Roark Capital Management, LLC.

(b)
Represents a one-time fee paid in consideration for the termination of our management agreement with Roark Capital Management during the second quarter of 2015 in connection with our initial public offering. There are no further obligations related to management fees paid to Roark Capital Management.

(c)
Represents costs and expenses related to refinancings of our credit agreement and our initial public offering; all transaction costs are included in SG&A with the exception of $172,000 that is included in Other (income) expense, net.

(d)	Represents non-cash gains and losses resulting from disposal of company-owned restaurants and associated goodwill impairment.

(e)	Includes non-cash, stock-based compensation.

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - Adjusted Net Income,
Pro-forma Diluted Shares and Adjusted EPS
(Unaudited)
(in thousands, except per share data)

	Thirteen Weeks Ended		Year Ended
	December 26, 2015	December 27, 2014	December 26, 2015	December 27, 2014
Numerator:
Net income	$3,795	$1,501	$10,106	$8,986
Adjustments
Management fees (a)	—	111	237	449
Management agreement termination fee (b)	—	—	3,297	—
Transaction costs (c)	—	1,193	2,186	2,169
Gains and losses on disposal of assets (d)	—	—	—	(86)
Tax effect of adjustments (e)	—	(509)	(2,201)	(987)
Adjusted net income	$3,795	$2,296	$13,625	$10,531

Denominator:
Weighted-average shares outstanding - diluted	28,951	26,431	27,816	26,204
Adjustments
Assumed issuance of shares in connection with the IPO (f)	—	2,150	981	2,150
Pro-forma weighted-average shares outstanding - diluted	28,951	28,581	28,797	28,354

Adjusted earnings per pro-forma diluted share	$0.13	$0.08	$0.47	$0.37

(a)	Includes management fees and other out-of-pocket expenses paid to Roark Capital Management, LLC.

(b)
Represents a one-time fee paid in consideration for the termination of our management agreement with Roark Capital Management during the second quarter of 2015 in connection with our initial public offering. There are no further obligations related to management fees paid to Roark Capital Management.

(c)
Represents costs and expenses related to refinancings of our credit agreement and our initial public offering; all transaction costs are included in SG&A with the exception of $172,000 that is included in Other (income) expense, net.

(d)	Represents non-cash gains and losses resulting from disposal of company-owned restaurants and associated goodwill impairment.

(e)
Represents the tax effect of the aforementioned adjustments to reflect corporate income taxes at assumed effective tax rate of 38.6% and 39.0% for the periods ended December 26, 2015 and December 27, 2014, respectively, which includes provisions for U.S. federal income taxes, and assumes the respective statutory rates for applicable state and local jurisdictions.

(f)	Adjustment to give effect to shares issued in the Company’s initial public offering as if the shares were issued and outstanding as of December 28, 2013.